Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

February 20, 2003

Avnet, Inc. to Present at the Goldman Sachs Technology Investment Symposium

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today announced Roy Vallee, Avnet’s chairman and chief executive officer, will present at the Goldman Sachs Technology Investment Symposium to be held at the La Quinta Resort in La Quinta, California on Monday, February 24, 2003, 9:30 a.m. Pacific, 12:30 p.m. Eastern time. Avnet’s presentation will be broadcast live over the Internet at www.ir.avnet.com. Interested parties should log on to the Avnet Web site 15 minutes prior to the presentation time to register for the event and download any necessary software.

Also available at www.ir.avnet.com are recent Web cast events, including the Company’s Second Quarter Earnings Announcement on January 23, 2003, the Credit Suisse First Boston Fixed Income Conference on February 11, 2003, and upcoming events and other information.

Additional Information

Phoenix, Arizona-based Avnet, Inc. is the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contact:

John J. Hovis
Vice President and Director, Investor Relations
investorrelations@avnet.com
480-643-7053